EXHIBIT 10.4

Employment Agreement - Chairman of the Board of Directors

THIS EMPLOYMENT AGREEMENT is executed on October 7, 2015, and is by and between GLOBAL EQUITY INTERNATIONAL Inc., a Nevada Corporation (“Employer”) domiciled at Office 3305, X3 Jumeirah Bay, JLT, Dubai, U.A.E., and MR. CHARLES TAYLOR domiciled at 7 Ash Lane, Morristown, New Jersey, 07960, USA.

1. Duties; Assignment .

Position:

The Company hereby employs Mr. Taylor to serve as Chairman of the Board of Directors of Global Equity International Inc.

●	The employee shall perform such duties and responsibilities as are normally related to such position in accordance with Company’s bylaws and applicable law.

●	The employee hereby agrees to use his best efforts to provide the Services.

●	The employee shall not allow any other person or entity to perform any of the Services for or instead of the employee.

●	The employee shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

Other Activities:

●	The employee may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate employee’s obligations under this Agreement or employee’s fiduciary obligations as Chairman to the shareholders. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty.

●	The Employee represents that, to the best of his knowledge, has no outstanding agreements or obligations that are in conflict with any of the provisions of this Agreement, and the Employee agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Chief Executive Officer or a majority of the Board of Directors. If, at any time, the Employee is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement ,the Employee will promptly notify the Chief Executive Officer or the Board of such obligation, prior to making such disclosure or taking such action.

Employment Agreement - Chairman of the Board of Directors

2. Employment

Employer hereby employs employee and employee hereby accepts employment on the terms set forth herein commencing on October 7, 2015.

(a)	Employment will continue for 6 months commencing October 7, 2015 and ending on April 6, 2016.

(b)	Employer shall have the right to terminate Employee’s employment (1) for any reason or no reason with either (i) 30 days prior written notice of termination or (ii) immediate notice of termination with an undertaking to continue payment of Employee’s compensation under this Agreement for 30 days, (2) at any time during the six month period following the execution of this agreement and with 60 days prior written notice or (3) for Cause (as defined below), upon Employee’s receipt of notice thereof. As used herein, “Cause” means (i) willful or serious misconduct or dishonesty in the performance of, Employee’s duties hereunder or (ii) the indictment or conviction of Employee for a felony under state or federal criminal laws. Upon the effective date of termination specified in such notice, this Agreement shall terminate except for the provisions, which expressly survive termination, and Employee shall vacate the offices of Employer.

(c)	Employee shall have the right to terminate employment hereunder by providing 60 days written notice. Thereafter, this Agreement shall terminate except for the provisions, which expressly survive termination.

(d)	If mutually agreed, this agreement shall be subject to renewal under a new agreement once expired.

3. Compensation

(a)	In consideration, the Employer shall pay to Employee $40,000 for the 6 months of Chairman’s services rendered to the Company. This Salary shall not be paid in cash on a monthly basis to the employee, instead the Company agrees to issue the Employee, within 5 business days of signing this agreement, with One Million restricted common shares of Global Equity International Inc. valued at $0.04 per share.

(b)	In the event that the Employee initiates and/or closes a specific transaction of value (such as contracting the Company’s services with a new prospect) the Company will compensate the Chairman over and above the amount specified in paragraph 3 (a), above. The type and level of compensation (e.g., stock, cash or other) shall be in the range of similar transactions done by other Company employees.

Proprietary and Confidential

Employment Agreement - Chairman of the Board of Directors

4. Severance Payments

If either the Employer or Employee terminates this Agreement, the Employer will not be liable to pay a severance payment to the Employee.

5. Expenses

Employer will book tickets and reservations, and arrange for all associated airline and hotel expenses to be billed directly to it, and arrange for direct payment, thereof. For non-airline and non-hotel expenses (e.g., business meals, entertainment and local transportation), Employer shall reimburse Employee’s expenses pre-approved and reasonably incurred in carrying out his duties hereunder within 60 days of submittal of an itemized account of such expenses together with such receipts and forms as are required by Employer’s normal policies and practices.

6. Benefits

Employer shall provide and Employee shall be entitled to participate in an all benefit plans and programs generally available to employees of Employer on the same terms as other employees except as follows:

(a)	Vacation: Employee shall be entitled to 3 days per week paid vacation per year scheduled at times mutually convenient to Employee and Employer. Employee shall be entitled to carry over unused vacation days into the next year in accordance with Employer’s policy, as modified from time to time. Employee shall be entitled to all holidays as allowed to other employees of the Employer with similar responsibilities.

7. Confidentiality; Non-Disclosure

(a)	For the purpose of this Agreement, “Confidential Information” is defined to include any information, designs, software, processes, practices, plans, proposals, markets, pricing, personnel or financial or business information relating to Employer, its affiliates (including the Subsidiary or Parent Company), and their respective businesses, customers, suppliers, products or services, whether in written, oral or other form. Confidential Information shall not include information, which at the time of disclosure is in the public domain by publication or otherwise through no fault of Employee, or information furnished by a third party which was not received directly from Employer or otherwise under an obligation of secrecy.

(b)	At all times after the date hereof, including after termination of this Agreement, Employee shall not, except with the expressed prior written consent of Employer, directly or indirectly communicate, disclose or divulge any of the Confidential Information or use any of the Confidential Information for any purpose other than performance of his duties hereunder.

Proprietary and Confidential

Employment Agreement - Chairman of the Board of Directors

8. No Conflicting Agreements

Employee represents and warrants that he is not a party to or bound by any agreement or subject to any restriction arising out of any current or prior employment or relationship which would be violated by his entering into and performing his obligations under this Agreement, including, without limitation, restrictions relating to non-competition or the protection of confidential information.

9. Notices

All notices and other communication which are required or permitted hereunder shall be given in writing and either delivered by hand or overnight courier service or mailed by certified mail, return receipt requested, postage prepaid, to the following addresses:

Global Equity International Inc.

X3 Jumeirah Bay Tower,

Office 3305,

JLT, Dubai,

U.A.E.

Tel. + (1) 321 200 0142 / + (971) 42767576

Email: enzo@gepartnersplc.com

Mr. Charles Taylor

7 Ash Lane

Morristown, NJ

07960 USA

Tel. + (1) 201 400 8369

Email: charles.d.taylor@gmail.com

Proprietary and Confidential

Employment Agreement - Chairman of the Board of Directors

10. Miscellaneous

(a)	This Agreement shall be binding upon, inure to the benefit of, and enforceable by the successors and assigns of the Employer and the heirs, estate, personal representatives and beneficiaries of Employee. The rights, obligations and duties of the Employee hereunder shall be personal and are not assignable or delegable in any manner whatsoever; provided, however, that this Agreement shall be assigned to and assumed by the Subsidiary if and when required by Section 1.

(b)	Death: In the event of the Executive’s death, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Agreement to “the Executive” shall be deemed to refer, where appropriate, to the Executive’s beneficiary or beneficiaries.
(c)	This Agreement constitutes the entire understanding of the parties with respect to subject matter hereof, and shall not be modified, terminated or any provisions waived orally, including this clause. Any such modification, termination or waiver must be in writing and signed by each of the parties hereto.

(d)	No failure to exercise or delay in exercising any right, power or remedy hereunder shall preclude any other or further exercise of the same or any other right, power or remedy.

(e)	This Agreement shall be construed and enforced in accordance with the laws of the United Kingdom applicable to contracts made and to be performed solely therein, and each party consents to the exclusive jurisdiction of and venue in the United Kingdom to resolve any disputes between the parties.

(Purposely Left Blank)

Proprietary and Confidential

Employment Agreement - Chairman of the Board of Directors

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below intending to be legally bound hereby.

Global Equity International Inc.	Employee

/s/ Enzo Taddei	/s/ Charles Taylor
Enzo Taddei - CFO	Charles Taylor

Dated: October 7, 2015	Dated: October 7, 2015

Proprietary and Confidential